Filed Pursuant to Rule 433

Registration Nos. 333-269194 and 333-269194-05

Volkswagen Auto Loan Enhanced Trust (VALET) 2025-2

Jt-Leads: BofA (struc), Citi, Mizuho, US Bancorp

Co-Mgrs : RBC, Scotia

CL	AMT($MM)^	WAL	M/F	P.WIN	E.FIN	L.FIN	BENCH	SPRD	YLD	CPN	$PRICE
A1	205.600	0.20	P-1/F1+	1-6	5/26	11/26	I-CRV	+15	4.030	4.030	100.00000
A-2A	230.870	0.98	Aaa/AAA	6-19	6/27	8/28	I-CRV	+37	4.035	4.00	99.99865
A-2B	129.665	0.98	Aaa/AAA	6-19	6/27	8/28	SOFR30a	+37			100.00000
A-3	360.535	2.29	Aaa/AAA	19-39	2/29	3/30	I-CRV	+38	3.960	3.92	99.98322
A-4	73.330	3.31	Aaa/AAA	39-40	3/29	9/32	I-CRV	+49	4.088	4.05	99.98890

Bill & Deliver	:	BofA		Offered Size	:	$1.0Bln
Expected Ratings	:	Moody's, Fitch		BBG Ticker	:	VALET 2025-2 SSAP: VLT252
ERISA Eligible	:	Yes		Format	:	SEC Registered
Expected Settle	:	11/25/25		Min Denoms	:	$1k x $1k
First Pay	:	12/22/25		RR Compliance	:	US – Yes, EU - No
CUSIPs	:	A-1	92869Q AA7	Pricing Speed	:	1.3% ABS to 10% Clean-Up Call
		A-2a	92869Q AB5	Intexnet	:	basvaet2502_base BX7B
		A-2b	92869Q AC3	https://dealroadshow.com/e/VALET252
		A-3	92869Q AD1
		A-4	92869Q AE9

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc.  and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.